Exhibit 3.5

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

AVERY SPORTS TURF, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, for the purpose of amending its Certificate of Incorporation pursuant to the Delaware General Corporation Law, hereby certifies:

FIRST: That a resolution authorizing the within amendment to the Corporation's Certificate of Incorporation has been duly adopted by a majority of the outstanding stock entitled to vote thereon, in accordance with the General Corporation Law of the State of Delaware, after being proposed by the Board of Directors and adopted by the Board of Directors in the manner and by the vote prescribed by the General Corporation Law of the State of Delaware:

SECOND: That the resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "One" so that, as amended, said Article shall be and read as follows: "The name of the Corporation is Ecash, Inc."

THIRD: No other changes to the Certificate of Incorporation, as originally filed on March 10, 1994, are incorporated into this Certificate of Amendment.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of May, 2006.

By:	/s/ Gary Borglund
Authorized Officer

Title:	President and C.E.O.

Name:	Gary Borglund
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